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Exhibit 10.30

INVESTMENT ADVISORY AGREEMENT

        This Investment Advisory Agreement (the "Agreement") is entered into as of this 9th day of March, 2007 between Clean Energy Fuels Corp., a Delaware corporation ("Client") and BP Capital LP, a Texas limited partnership ("Advisor").

RECITALS

        WHEREAS, Client desires to appoint and retain Advisor to act as investment advisor in connection with Transactions entered into in accordance with Client's Natural Gas Hedging Policy, a copy of which is attached hereto as Exhibit A (the "Hedging Program"), and Advisor is agreeable to acting in such capacity, upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, it is hereby agreed as follows:

        1.     Appointment of Investment Advisor. Client does hereby appoint and retain Advisor to act as Client's investment advisor in connection with Client's natural gas hedging activities and other marketing activities in the natural gas futures markets. Advisor hereby accepts the appointment and agrees to provide such investment advisory services.

        2.     Services of Advisor. By execution of this Agreement, Advisor accepts the appointment as investment advisor and agrees to advise Client with respect to its utilization of the energy derivative markets for the purpose of reducing exposure to fluctuations in the commodity price of natural gas. Advisor will meet with Client from time to time and will advise Client as to Advisor's views with regard to the natural gas markets. Advisor will assist Client in implementing the goals and objectives of Client's Hedging Program, provided that Advisor does not assume responsibility for establishing the policies or methods by which Client intends to carry out the goals or objectives of its hedging activities. Advisor shall have no discretion to enter into any Transaction for the account of Client and shall only do so upon the express direction of Client.

        3.     Limit of Liability. Client recognizes and acknowledges the market fluctuation risks which are inherent in Transactions.

          (a)   Client shall, to the fullest extent permitted by law, indemnify Advisor and each officer, director, member, partner, employee, affiliate, agent and representative of Advisor (collectively, the "Indemnitees") against, and Client will hold harmless each Indemnitee from, any and all Losses (as defined below), including any incurred in connection with any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not any Indemnitee is or may be a party thereto which arise out of, relate to or are in connection with the provision of any services hereunder or otherwise relate to this Agreement except for any Losses that are found by a court of competent jurisdiction or arbitrator to have resulted primarily from the gross negligence or willful misconduct of any of the Indemnitees. The term "Losses" shall mean all losses, claims, damages or liabilities of each Indemnitee, joint or several, and all judgments, fines, penalties, interest and charges, and all costs and expenses incurred in connection with the investigation, defense or settlement of any pending or threatened claims (including, without limitation, attorneys' fees and expenses related thereto). In no event shall any party to the Agreement be liable for any indirect, special or consequential damages arising out of or in connection with this Agreement.

          (b)   The termination of any proceeding by settlement shall not, of itself, create a presumption that the Indemnitee acted in a manner which constituted negligence, willful misconduct or a knowing violation of law. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to his heirs, successors, assigns and legal representatives.

          (c)   Promptly after receipt by an Indemnitee hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 3, such Indemnitee will, if a claim in respect thereof is to be made against Client, promptly give written notice to Client of the commencement of such action; provided that the failure of any Indemnitee to give notice as provided herein shall not relieve Client of its obligations under this Section 5, except to the extent that Client is actually and materially prejudiced by such failure to give notice. In case any such action is brought against an Indemnitee, unless in such Indemnitee's reasonable judgment a conflict of interest between Indemnitee and Client may exist in respect of such claim, Client will be entitled to participate in and to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such Indemnitee, and after notice from Client of its election to assume the defense thereof, unless in such Indemnitee's reasonable judgment a conflict of interest between the Indemnitee and Client arises in respect of such claim after the assumption of the defense thereof (in which case, Client shall not assume the defense thereof, but shall be responsible for the fees and expenses of one counsel in each jurisdiction for all parties indemnified by Client, subject to the same exception as is set forth in the last sentence of this subsection 3(c)), Client will not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof and Client will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). Client will not consent to entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation, and (ii) that imposes any obligation on an Indemnitee (except any obligation to make payments which Client shall, and promptly does, pay). If Client elects not to assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Client with respect to such claim, unless in the reasonable judgment of any Indemnitee a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim, in which event Client shall be obligated to pay the fees and expenses of such additional counsel or counsels.

          (d)   Notwithstanding any termination of this Agreement the indemnification provided under this Agreement shall remain in full force and effect for a period of 18 months after the date of termination.

          (e)   No Indemnitee shall be liable to Client or its subsidiaries for any error of judgment or mistake of law or for any loss incurred by Client or its subsidiaries or any of their respective affiliates in connection with the matters to which this Agreement relates, except for any damages that are found by a court of competent jurisdiction or an arbitrator to have resulted primarily from the gross negligence or willful misconduct of an Indemnitee. In no event shall any party to this Agreement be liable for any indirect, special or consequential damages arising out of or in connection with this Agreement.

        4.     Compensation and Expenses.

          (a)   In consideration of the services to be provided by Advisor to Client, Client shall pay Advisor a monthly fee equal to $10,000.00 (the "Monthly Fee"). The Monthly Fee shall be due and payable on or before the tenth (10th) day of the month immediately following the month for which such fee is due and payable.

          (b)   During the term of this Agreement, Client shall also pay or reimburse Advisor for all its expenses, including all fees, costs and expenses reasonably incurred in the provision of the services under this Agreement, including, without limitation: (i) all fees and expenses of legal counsel, accountants and other experts and consultants retained by Advisor in connection with its provision of services hereunder, (ii) all travel and other out-of-pocket cost and expenses incurred by Advisor in connection herewith, and (iii) all Losses that are the subject of indemnification pursuant to this Agreement. Client shall reimburse Advisor promptly for all expenses upon Advisor's presentation of invoices or other documents reasonably evidencing such expenses.

        5.     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. Without the prior written consent of the other party, neither party shall be entitled to assign its rights and obligations under this Agreement.

        6.     Term. This Agreement shall commence on the date hereof and continue for a period of two (2) years following the date hereof; provided, however, that either party hereto may terminate this Agreement at anytime upon thirty (30) days written notice to the other party.

        7.     Notices. Any notice required or permitted by this Agreement shall be valid if personally delivered, in writing, to the party for whom it is intended, at the address set forth on the signature page hereof or if sent to such a party at the same address by personal delivery by a nationwide delivery service, facsimile, telegram, or certified mail, return receipt requested, postage prepaid. Notice shall be effective upon receipt thereof.

        8.     Attorneys' Fees. In the event of any litigation or arbitration of this Agreement, the prevailing party, whether or not such litigation or arbitration proceeds to final judgment or determination, shall be entitled to recover all of the attorneys' fees incurred with respect to such legal efforts, in each and every action, suit or other proceeding, including any and all appeals or petitions therefrom. As used herein, the term "attorneys' fees" shall be deemed to mean the reasonable cost of any legal services actually performed in connection with the matters involved, calculated on the basis of usual fees charged by attorneys performing these services.

        9.     Miscellaneous.

          (a)   This Agreement may be amended at anytime but only by the mutual agreement of the parties, in writing.

          (b)   This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

          (c)   This Agreement constitutes the entire agreement between the parties and supersedes in their entirety all prior agreements between the parties relating to the subject matter hereof.

          (d)   This Agreement may be executed in multiple counterparts, each of which shall be considered to be an original.

          (e)   If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

          (f)    No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

          (g)   This Agreement supercedes and replaces in its entirety that certain Investment Advisory Agreement dated July 24, 2006 between Client and Advisor.

        EXECUTED on the date first above written.

CLEAN ENERGY FUELS CORP.		BP CAPITAL LP
By TBP Management, LLC, as General Partner
By:	/s/ ANDREW J. LITTLEFAIR	By:	/s/ BOONE PICKENS
Title:	President & Chief Executive Officer	Title:
Clean Energy Fuels Corp. 3020 Old Ranch Parkway Suite 200 8117 Preston Road Seal Beach, CA 90740 Attention: Andrew J. Littlefair Telephone: (562) 493-2804 Telecopy: (562) 546-0097		BP Capital LP Preston Commons West Dallas, TX 75225 Attention: Drew A. Campbell Telephone: (214) 265-4165 Telecopy: (214) 750-9773

Exhibit A
Hedging Policy

CLEAN ENERGY FUELS CORP.
NATURAL GAS HEDGING POLICY

February 20, 2007

I.
Objective

        To establish guidelines for the purchase of natural gas futures to normalize future cash flows related to the Company's fixed-price sales contracts, with the goal of protecting the Company's operating margins under such contracts.

II.
Principles

  General

  1.
  The Company will not speculate in the futures market for natural gas or any other commodity. The Company may purchase futures contracts only to hedge its exposure to variability in expected future cash flows (such as variability to be referred to hereafter as "Cash Flow Variability") related to a particular fixed-price sales contract.

  2.
  Subject to the conditions set forth below, the Company will purchase futures contracts in quantities reasonably expected to hedge effectively the Company's exposure to Cash Flow Variability related to each fixed-price sales contract entered into after the date of this policy.

  Hedging Related to New Fixed-Price Sales Contracts

  3.
  Subject to paragraph 5, the Company may offer a fixed-price sales contract to a customer only if the following three conditions are met:

    (a)    The Company purchases futures contracts in quantities reasonably expected to hedge effectively the Company's exposure to Cash Flow Variability related to the fixed-price sales contract;

    (b)    The Company reasonably expects it will have funds sufficient: (i) to make the initial margin deposit(s) related to the intended futures contracts; and (ii) to cover anticipated margin calls related to these futures contracts; and

    (c)    For any fixed price sales contract covering 2.5 million gasoline gallon equivalents or more per year (or any contract that, combined with previous contracts that year, would cause the total gasoline equivalents contracted for to exceed 7.5 million annual gasoline gallon equivalents), the Company consults with the Derivative Committee regarding the proposed transaction, and the Derivative Committee approves both the offer of the fixed-price sales contract and the purchase of the associated futures contracts.

  4.
  Subject to paragraph 5, as part of the futures contracts referenced in paragraph 3(a), for each fixed-price sales contract, the Company also will purchase sufficient futures contracts to hedge its exposure to the basis differential between: (a) the price of natural gas at the NYMEX Henry Hub delivery point; and (b) the price of natural gas at the customer's delivery point.

  5.
  The Company may offer a fixed-price sales contract to a customer without satisfying the conditions set forth in paragraphs 3 or 4 if approved by both the Derivative Committee and the Board in advance.

  Hedging Related to Other Fixed-Price Sales Contracts

  6.
  Subject to Paragraph 8, if, during the duration of a fixed-price sales contract (including, without limitation, a contract signed before the date of this policy, a contract entered into after the date of this policy where futures contracts were not originally purchased to hedge the contract, and a contract that subsequently experiences a significant increase in volume that was not originally contemplated when the original futures contracts were purchased to hedge the contract), the Company does not have associated futures contracts in place that are sufficient to hedge effectively the Company's exposure to Cash Flow Variability related to that fixed-price sales contract, the Company may purchase futures contracts in quantities reasonably expected to hedge effectively the Company's exposure to Cash Flow Variability related to that fixed price sales contract, but only if the following two conditions are met:

    (a)    The Company reasonably expects it will have funds sufficient: (i) to make the initial margin deposit(s) related to the intended futures contracts; and (ii) to cover anticipated margin calls related to these futures contracts; and

    (b)    For any fixed price contract existing on the date of this policy covering 1.5 million gasoline gallon equivalents or more per year (or any such contract that, combined with previous such contracts that year, would cause the total gasoline equivalents contracted for to exceed 5 million annual gasoline gallon equivalents), the Company consults with the Derivative Committee regarding the proposed transaction, and the Derivative Committee approves the purchase of the futures contracts.

  7.
  As part of the futures contracts referenced in paragraph 6, the Company also may purchase sufficient futures contracts to hedge its exposure to the basis differential between: (a) the price of natural gas at the NYMEX Henry Hub delivery point; and (b) the price of natural gas at the customer's delivery point.

  8.
  With respect to paragraph 6, the Company may purchase futures contracts without satisfying the conditions set forth in paragraphs 6(a) and (b) if approved by both the Derivative Committee and the Board in advance.

  Qualification for Hedge Accounting

  9.
  The Company will attempt to qualify all futures contracts for hedge accounting as cash flow hedges under SFAS No. 133.

  No Disposal of Futures Contracts Without Approval of Derivative Committee and Board

  10.
  The Company will not sell or otherwise dispose of a futures contract during the duration of the associated fixed-price sales contract without the prior approval of the Derivative Committee and the Board.

  Regular Updates Regarding Hedging Activities

  11.
  Management will update regularly the Derivative Committee and the Board regarding its hedging activities and generate reports to be distributed to the Derivative Committee and the Board at least quarterly. In addition to the quarterly reports, management will circulate to the Board and Derivative Committee a summary of the contract terms and futures contracts purchased related to any fixed price sales contract in excess of two million gasoline gallon equivalents per year that was not approved by the Board or Derivative Committee.

QuickLinks

  Exhibit 10.30
INVESTMENT ADVISORY AGREEMENT
RECITALS
Exhibit A Hedging Policy
CLEAN ENERGY FUELS CORP. NATURAL GAS HEDGING POLICY
February 20, 2007